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                                                                    EXHIBIT 99.1

                                  RISK FACTORS

  Prospective investors should carefully consider, among other factors, the material risks described below.

WE DO NOT CONTROL OUR HOTEL OPERATIONS

  Because federal income tax laws restrict REITs from deriving revenues directly from operating a hotel, we do not operate any of our hotels. Instead, we lease virtually all of our hotels to subsidiaries of Crestline Capital Corporation, a separate publicly traded company. These subsidiaries, in turn, retain managers to manage our hotels pursuant to management agreements. Under the hotel leases, we have little influence over how the lessees operate our hotels. Similarly, we have virtually no influence over how the managers manage our hotels. As a result, our revenue depends upon the ability of the lessees and the managers to operate and manage our hotels. We have no recourse if we believe that the hotel managers do not maximize the revenues from our hotels, which in turn will maximize the rental payments we receive under the leases. We may seek redress under most leases only if the lessee violates the terms of the lease and then only to the extent of the remedies set forth in the lease. We may terminate a lease if the lessee defaults, but terminating a lease could impair our ability to qualify as a REIT for federal income tax purposes unless another suitable lessee is found.

WE DO NOT CONTROL CERTAIN ASSETS HELD BY THE NON-CONTROLLED SUBSIDIARIES

  We own economic interests in certain taxable corporations, which we refer to as the "non-controlled subsidiaries," that hold various assets not exceeding, in the aggregate, 15% in value of our assets. These assets consist primarily of interests in hotels which are not leased, certain furniture, fixtures and equipment ("FF&E") used in our hotels, and certain international hotels that could jeopardize our REIT status. Although we own 95% of the economic interests of the non-controlled subsidiaries, the Host Marriott Statutory Employee/Charitable Trust owns all of the voting common stock, which represents the remaining 5% of the economic interest, of the non-controlled subsidiaries. This voting stockholder elects the directors who are responsible for overseeing the operations of the non-controlled subsidiaries. As a result, we have no control over the operation or management of the hotels or other assets owned by the non-controlled subsidiaries, even though we depend upon the non-controlled subsidiaries for a significant portion of our revenues.

WE ARE DEPENDENT ON THE LESSEES' RENT PAYMENTS AS OUR PRIMARY SOURCE OF
REVENUES

  Subsidiaries of Crestline lease virtually all of our hotels. The lessees' rent payments are the primary source of our revenues. Crestline guarantees the obligations of its subsidiaries under the hotel leases, but Crestline's liability is limited to a relatively small portion of the aggregate rent obligation of its subsidiaries. Crestline's and each of its subsidiaries' ability to meet its obligations under the leases will determine the amount of our revenue and, likewise, our ability to make distributions to stockholders. We have no control over Crestline or any of its subsidiaries and cannot assure you that Crestline or any of its subsidiaries will have sufficient assets, income and access to financing to enable them to satisfy their obligations under the leases or to make payments of fees under the management agreements. Because of our dependence on Crestline, our credit rating will be affected by its general creditworthiness.

WE ARE DEPENDENT ON THE HOTEL MANAGERS TO OPERATE THE HOTELS EFFECTIVELY

  Our revenue will be affected by the performance of the managers of our hotels. It also will be affected by the relationships between the managers and the lessees. Their decisions involving hotel management may not necessarily be in our best interests, and disagreements between them could adversely affect us. We have no control over these relationships. Moreover, each lessee's ability to pay rent accrued under its lease depends to a large extent on the ability of the hotel manager to operate the hotel effectively and to generate gross sales in excess of its operating expenses. Our rental income from the hotels may therefore be adversely affected if the
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managers fail to provide quality services and amenities and competitive room rates at our hotels or fail to maintain the quality of the hotel brand names. Although the lessees have primary liability under the management agreements while the leases are in effect, we remain liable under the leases for all obligations that the lessees do not perform.

OUR REVENUES AND THE VALUE OF OUR PROPERTIES COULD BE ADVERSELY AFFECTED BY CONDITIONS AFFECTING THE LODGING INDUSTRY

  If our assets do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we will be unable to make expected distributions to our stockholders. Factors that could adversely affect our revenues and the economic performance and value of our properties include:

  . changes in the national, regional and local economic climate,

  . local conditions such as an oversupply of hotel properties or a reduction in demand for hotel properties,

  . the attractiveness of our hotels to consumers and competition from comparable hotels,

  . the quality, philosophy and performance of the hotel managers (primarily
    Marriott International, Inc.),

  . the ability of any hotel lessee to maximize rental payments,

  . changes in room rates and increases in operating costs due to inflation and other factors and

  . the need to periodically repair and renovate our hotels.

OUR EXPENSES MAY REMAIN CONSTANT EVEN IF OUR REVENUES DROP

  The expenses of owning a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose and take the property. Our financial condition and ability to service debt and make distributions to our stockholders could be adversely affected by:

  .interest rate levels,

  .the availability of financing,

  .the cost of compliance with government regulation, including zoning and tax laws and

  .changes in laws and governmental regulations, including those governing usage, zoning and taxes.

NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED AND WE MAY BE UNABLE TO MAKE ANY ACQUISITIONS

  We intend to acquire additional full-service hotels and other types of real estate. Newly acquired properties may fail to perform as expected, which could adversely affect our financial condition. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. We expect to acquire hotels and other types of real estate with cash from secured or unsecured financings and proceeds from offerings of equity or debt, to the extent available. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms. In addition, we cannot guarantee that the leases for newly acquired hotels will be as favorable to us as the Leases.

COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED PRICES FOR HOTELS

  Other major investors with significant capital compete with us for attractive investment opportunities. These competitors include other REITs and hotel companies, investment banking firms and private institutional investment funds. This competition may increase prices for hotel properties, thereby decreasing the potential return on our investment.

THE SEASONALITY OF THE HOTEL INDUSTRY MAY AFFECT THE ABILITY OF THE LESSEES TO MAKE TIMELY RENT PAYMENTS

  The seasonality of the hotel industry may, from time to time, affect either the amount of rent that accrues under the hotel leases or the ability of the lessees to make timely rent payments under the leases. A lessee's or Crestline's inability to make timely rent payments to us could adversely affect our financial condition and ability to service debt and make distributions to our stockholders.

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WE MAY BE UNABLE TO SELL PROPERTIES WHEN APPROPRIATE BECAUSE REAL ESTATE
INVESTMENTS ARE ILLIQUID

  Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt and make distributions to our stockholders.

WE MAY BE UNABLE TO RENEW LEASES OR FIND OTHER LESSEES

  Our current hotel leases have terms of seven to ten years. There can be no assurance that the affected hotels will be relet to Crestline or the current lessees, or if relet, will be relet on terms as favorable to us. If our hotels are not relet, we will be required to find other lessees who meet certain requirements of the management agreements and of the REIT tax rules. We cannot assure you that we would be able to find satisfactory lessees or that the terms of any new leases would be as favorable as under the current leases. Failure to find satisfactory lessees could cause us to lose our REIT status, and failure to enter leases on satisfactory terms could result in reduced cash available for distribution.

TERMS OF THE HOTEL GROUND LEASES MAY ADVERSELY AFFECT OUR REVENUES

  As of December 30, 1998, we lease 54 of our hotels pursuant to ground leases. These ground leases generally require increases in ground rent payments every five years. Our ability to make cash distributions to our stockholders could be adversely affected to the extent that the rents payable by the lessees under the leases do not increase at the same or a greater rate as the increases under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which could result in a lower sales price.

SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE

  We carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) insurance with respect to all of our hotels. We believe the policy specifications and insured limits of these policies are of the type customarily carried for similar hotels. Certain types of losses, such as from earthquakes and environmental hazards, however, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

LEASES COULD IMPAIR THE SALE OR OTHER DISPOSITION OF OUR HOTELS

  Each lease with a subsidiary of Crestline generally requires us to make a termination payment to the lessee if we terminate the lease prior to the expiration of its term. A termination payment is required even if we terminate a lease because of a change in the federal income tax laws that either would make continuation of the lease jeopardize our REIT status or would enable us to operate our hotels ourselves. The termination fee generally is equal to the fair market value of the lessee's leasehold interest in the remaining term of the lease, which could be a significant amount. In addition, if we decide to sell a hotel, we may be required to terminate its lease, and the payment of the termination fee under such circumstances could impair our ability to sell the hotel and would reduce the net proceeds of any sale.

MANAGEMENT AGREEMENTS COULD IMPAIR THE SALE OR OTHER DISPOSITION OF OUR HOTELS

  Under the terms of the management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee assumes the related management agreements and meets certain other conditions.

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Our ability to finance, refinance or effect a sale of any of the properties managed by Marriott International or another manager may, depending upon the structure of such transactions, require the manager's consent. If Marriott International or other manager did not consent, we would be prohibited from consummating the financing, refinancing or sale without breaching the management agreement.

THE ACQUISITION CONTRACTS RELATING TO CERTAIN HOTELS LIMIT OUR ABILITY TO SELL OR REFINANCE SUCH HOTELS

  For reasons relating to federal income tax considerations of the former owners of certain of our hotels, we have agreed to restrictions on selling certain hotels or repaying or refinancing the mortgage debt thereon for lock-out periods which vary depending on the hotel. We anticipate that, in certain circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell such hotels or refinance their mortgage debt, it may be difficult or impossible to do so during their respective lock-out periods.

MARRIOTT INTERNATIONAL'S AND CRESTLINE'S OPERATION OF THEIR RESPECTIVE BUSINESSES COULD RESULT IN DECISIONS NOT IN OUR BEST INTEREST

  Marriott International, a public company in the business of hotel management, manages a significant number of our hotels. In addition, Marriott International manages hotels owned by others that compete with our hotels. As a result, Marriott International may make decisions regarding competing lodging facilities which it manages that would not necessarily be in our best interests. Further, J.W. Marriott, Jr., a member of our board of directors, and Richard E. Marriott, our chairman of the board and J.W. Marriott, Jr.'s brother, serve as directors, and, in the case of J.W. Marriott, Jr., also an officer, of Marriott International. As of December 30, 1998, J.W. Marriott, Jr. and Richard E. Marriott also beneficially own approximately 10.6% and 10.3%, respectively, of the outstanding shares of common stock of Marriott International, and will beneficially own approximately 6.1% and 6.0%, respectively, of the outstanding shares of common stock of Crestline, but neither will serve as an officer or director of Crestline. As a result, J.W. Marriott, Jr. and Richard E. Marriott have potential conflicts of interest when making decisions regarding Marriott International, including decisions relating to the management agreements involving the hotels, Marriott International's management of competing lodging properties and Crestline's leasing and other businesses.

  The boards of directors of both Host Marriott and Marriott International follow appropriate policies and procedures to limit the involvement of Messrs. J.W. Marriott, Jr. and Richard E. Marriott in conflict situations, including requiring them to abstain from voting as directors of either Host Marriott or Marriott International or their subsidiaries on certain matters which present a conflict between the companies. If appropriate, these policies and procedures will apply to other directors and officers.

PROVISIONS OF OUR CHARTER AND BYLAWS COULD INHIBIT CHANGES IN CONTROL

  Certain provisions of our charter and bylaws may delay or prevent a change in control of Host Marriott or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests. These include a staggered board of directors and the ownership limit described below. Also, any future class or series of stock may have certain voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be good for our stockholders.

THE MARRIOTT INTERNATIONAL PURCHASE RIGHT MAY DISCOURAGE A TAKEOVER OF HOST MARRIOTT

  Marriott International has the right to purchase up to 20% of each class of our outstanding voting shares at the then fair market value upon the occurrence of certain change of control events involving Host Marriott. We refer to this right as the "Marriott International purchase right." The Marriott International purchase right will continue in effect until June 2017, subject to certain limitations intended to protect the our REIT status. The

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Marriott International purchase right may have the effect of discouraging a takeover of Host Marriott, because any person considering acquiring a substantial or controlling block of our common stock will face the possibility that its ability to obtain or exercise control would be impaired or made more expensive by the exercise of the Marriott International purchase right.

WE HAVE ADOPTED MARYLAND LAW LIMITATIONS ON CHANGES IN CONTROL

  Maryland corporate law prohibits certain "business combinations" between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's then outstanding shares of stock (an "Interested Stockholder") or an affiliate of the Interested Stockholder unless a business combination is approved by the board of directors any time before an Interested Stockholder first becomes an Interested Stockholder. The prohibition lasts for five years after the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by stockholders under certain special voting requirements. We will be subject to such provisions although we may elect to "opt-out" in the future. As a result, a change in control of Host Marriott or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests may be prevented or delayed. Our board of directors has exempted from this statute the acquisition of shares by Marriott International pursuant to the terms of the Marriott International purchase right as well as any other transactions involving Host Marriott and Marriott International or our respective subsidiaries, or J.W. Marriott, Jr. or Richard E. Marriott, provided that, if any such transaction is not in the ordinary course of business, it must be approved by a majority of our directors present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of Maryland corporate law.

MARYLAND CONTROL SHARE ACQUISITION LAW COULD DELAY OR PREVENT A CHANGE IN
CONTROL

  Under Maryland corporate law, unless a corporation elects not to be subject thereto, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror and by officers or directors who are employees of the corporation. "Control shares" are voting shares which would entitle the acquiror to exercise voting power in electing directors within certain specified ranges of voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. We are subject to these control share provisions of Maryland law and, as a result, a change in control of Host Marriott or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests may be delayed or prevented. Our bylaws contain an exemption from this statute for any shares acquired by Marriott International, together with its successors and permitted assignees, pursuant to the Marriott International purchase right.

WE HAVE ADOPTED A RIGHTS AGREEMENT WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL

  Our Rights Agreement provides, among other things, that upon the occurrence of certain events, stockholders will be entitled to purchase shares of our stock, subject to the ownership limit. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 20% or more of our common stock on terms not approved by the board of directors and, as a result, could delay or prevent a change in control of Host Marriott or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

WE HAVE A STOCK OWNERSHIP LIMIT PRIMARILY FOR REIT TAX PURPOSES

  Primarily to facilitate maintenance of our REIT qualification, our charter imposes an ownership limit on our common stock and preferred stock. The attribution provisions of the federal tax laws that are used in applying the ownership limit are complex. They may cause one stockholder to be considered to own the stock

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of a number of related stockholders. As a result, these provisions may cause a stockholder whose direct ownership of stock does not exceed the ownership limit to, in fact, exceed the ownership limit.

  The ownership limit could delay or prevent a change in control and, therefore, could adversely affect stockholders' ability to realize a premium over the then-prevailing market price for the common stock in connection with such transaction.

THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES

  In connection with the REIT conversion, we have reserved approximately 96.4 million shares of our common stock for future issuance. Up to approximately
48.2 million shares of this common stock may be issued in January 1999. Such common stock will be freely transferable upon receipt. The balance of the reserved common stock may be issued upon the redemption of units of limited partnership interest in Host Marriott, L.P. These limited partnership units will become redeemable at various times over the next year, with approximately
21.7 million limited partnership units becoming redeemable beginning on July 1, 1999, pursuant to each holder's right under Host Marriott, L.P.'s partnership agreement to redeem them for shares of our common stock or, at Host Marriott's election, the cash equivalent thereof. In addition, we have reserved a substantial number of shares of our common stock for issuance pursuant to benefit plans or outstanding options, and such shares of our common stock will be available for sale in the public markets from time to time. Moreover, we may issue additional shares of our common stock in the future. We cannot predict the effect that future sales of shares of our common stock, or the perception that such sales could occur, will have on the market prices of our equity securities.

OUR FUNDS FROM OPERATIONS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR PUBLICLY TRADED SECURITIES

  We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential, including its prospects for accretive acquisitions and development, and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectations with regard to future funds from operations and cash distributions would likely adversely affect the market price of our publicly traded securities.

MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR PUBLICLY TRADED SECURITIES

  One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares, as a percentage of the price of such shares relative to market interest rates. If market interest rates go up, prospective purchasers of our equity securities may expect a higher dividend yield. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease cash available for distribution to the extent that our indebtedness has floating interest rates. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down.

WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL

  To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income, excluding any net capital gain. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions,

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the market's perception of our growth potential, our current and potential future earnings and cash distributions and the market price of our common stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase our leverage.

OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING

  Our debt-to-total market capitalization ratio was approximately 55% on a pro forma basis as of December 23, 1998. We have a policy of incurring debt only if, immediately following such incurrence, our debt-to-total market capitalization ratio on a pro forma basis would be 60% or less. Our degree of leverage could affect our ability to obtain financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and to refinancing borrowings on favorable terms. Our leveraged capital structure also makes us more vulnerable to a downturn in our business or in the economy generally. Moreover, there are no limitations in our organizational documents that limit the amount of indebtedness that we may incur, although our existing debt instruments contain certain restrictions on the amount of indebtedness that we may incur. Accordingly, our board of directors could alter or eliminate the 60% policy without stockholder approval to the extent permitted by our debt agreements. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect our cash flow and consequently our ability to service our debt and make distributions to stockholders.

RENTAL REVENUES FROM HOTELS ARE SUBJECT TO PRIOR RIGHTS OF LENDERS

  The mortgages on certain of our hotels require that rent payments under the leases on such hotels be used first to pay the debt service on such mortgage loans. Consequently, only the cash flow remaining after debt service will be available to satisfy other obligations, including property taxes and insurance, FF&E reserves for the hotels and capital improvements, and debt service on unsecured debt, and to make distributions to stockholders.

WE DEPEND ON OUR KEY PERSONNEL

  We depend on the efforts of our executive officers. While we believe we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations. We do not intend to obtain key-man life insurance with respect to any of our executive officers.

THE REIT CONVERSION COULD RESULT IN LITIGATION

  Over the last several years, business reorganizations involving the combination of several partnerships into a single entity have occasionally given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its directors and officers. If any lawsuits are filed in connection with the partnership mergers or other transactions in connection with our REIT conversion, such lawsuits could result in substantial damage claims against us, as successor to the liabilities of our predecessors. Such lawsuits, if successful, could adversely affect our financial condition and our ability to service our debt and make distributions to stockholders.

JOINT VENTURE INVESTMENTS HAVE ADDITIONAL RISKS

  Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often share control over the operation of the joint venture assets. Actions by a co-venturer could subject such assets to additional risk. Our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture

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without our consent. A joint venture partner could go bankrupt, leaving us liable for its share of joint venture liabilities. Also, the requirement that we lease our assets to qualify as a REIT may make it more difficult for us to enter into joint ventures in the future.

THE YEAR 2000 PROBLEM MAY ADVERSELY IMPACT OUR BUSINESS AND FINANCIAL
CONDITION

  Year 2000 issues have arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. Our potential year 2000 problems include issues relating to our in-house hardware and software computer systems, as well as issues relating to third parties with which we have a material relationship or whose systems are material to the operations of our hotels.

  IN-HOUSE SYSTEMS

     Since October of 1993, we have invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable us to provide adequately for our information and reporting needs and which are also year 2000 compliant. Substantially all of our in-house systems have already been certified as year 2000 compliant through testing and other mechanisms. We have not delayed any systems projects due to the year 2000 issue. We have engaged a third party to review our year 2000 in-house compliance.

  THIRD-PARTY SYSTEMS

     We rely upon operational and accounting systems provided by third parties, primarily the managers of our hotels, to provide the appropriate property-specific operating systems, including reservation, phone, elevator, security, HVAC and other systems, and to provide us with financial information. We will continue to monitor the efforts of these third parties to become year 2000 compliant and will take appropriate steps to address any non-compliance issues.

  RISKS

     Management believes that future costs associated with year 2000 issues for its in-house systems will be insignificant and therefore not impact our business, financial condition and results of operations. However, the actual effect that year 2000 issues will have on our business will depend significantly on whether other companies and governmental entities properly and timely address year 2000 issues and whether broad-based or systemic failures occur. We cannot predict the severity or duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards.

     Moreover, we are dependent upon Crestline to interface with third parties in addressing year 2000 issues at our hotels leased to its subsidiaries. Due to the general uncertainty inherent with respect to year 2000 issues and our dependence on third parties, including Crestline, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on Host Marriott. Although our joint year 2000 compliance program with Crestline is expected to significantly reduce uncertainties arising out of year 2000 issues and the possibility of significant interruptions of normal operations, we cannot assure you that this will be the case.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT CAN BE COSTLY

  The hotels must comply with Title III of the Americans with Disabilities Act to the extent that such hotels are "public accommodations" or "commercial facilities" as defined by the ADA. The ADA requires removal of structural barriers to access by persons with disabilities in certain public areas of hotels where such removal

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is readily achievable. We do not believe that substantial non-budgeted capital expenditures will be required in the future to comply with the ADA. Our existing hotel leases would require us to fund any such expenditures. Noncompliance with the ADA could also result in the imposition of fines or an award of damages to private litigants. Unexpected capital expenditures or the payment of fines or damages would decrease our cash available for distribution and potentially adversely affect our ability to make distributions to stockholders.

COMPLIANCE WITH OTHER REGULATIONS CAN ALSO BE COSTLY

  Hotels are subject to various forms of regulation in addition to the ADA, including building codes and fire safety regulations. Such regulations may be changed from time to time, or new regulations adopted, resulting in additional or unexpected costs of compliance. Any such increased costs could reduce our cash available for debt service and distributions to stockholders.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY

  We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

WE INTEND TO QUALIFY AS A REIT, BUT WE CANNOT GUARANTEE THAT WE WILL QUALIFY

  We intend to operate to qualify as a REIT for tax purposes beginning in 1999. If we qualify as a REIT, we generally will not be taxed on our income that we distribute to our stockholders so long as we distribute currently at least 95% of our income, excluding our net capital gain. We cannot guarantee, however, that we will qualify as a REIT in 1999 or in any future year. In addition, it is possible that even if we do qualify as a REIT, new tax rules will change the way we are taxed.

HOST MARRIOTT, L.P. MAY NEED TO BORROW MONEY OR ISSUE ADDITIONAL EQUITY IN ORDER FOR US TO QUALIFY AS A REIT

  A REIT must distribute to its shareholders at least 95% of its net taxable income, excluding any net capital gain. The source of the distributions we make to our stockholders will be money distributed to us by Host Marriott, L.P. We intend to meet this 95% requirement, but there are a number of reasons why Host Marriott, L.P.'s cash flow alone may be insufficient for it to distribute to us the funds we will need. First, as a result of some of the transactions of our predecessors, we expect to recognize large amounts of taxable income in future years for which Host Marriott, L.P. will have no corresponding cash flow or EBITDA. This type of income is often referred to as "phantom income." Second, in order to qualify as a REIT in 1999, we need to distribute to our stockholders, prior to the end of 1999, all of the "earnings and profits" that accumulated prior to 1999. If we do not meet this requirement when the distributions declared in connection with the REIT conversion are

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paid, we will be required to make further distributions prior to the end of
1999. Host Marriott, L.P. will not have cash flow that corresponds to these distributions and may not be able to borrow or otherwise obtain the funds necessary to distribute to us an amount necessary to make these distributions. Third, the seasonality of the hospitality industry could cause a further mismatch of Host Marriott, L.P.'s income and its cash flow.

  In addition, even if a REIT meets the 95% requirement, it may still be subject to a 4% nondeductible excise tax. This excise tax applies to the amount by which certain of the REIT's distributions in a given calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and any undistributed taxable income from prior years. We intend to make distributions so that we will not be subject to this excise tax, but for the reasons described above, Host Marriott, L.P.'s cash flow alone may be insufficient for it to distribute to us the funds we will need.

  If Host Marriott, L.P.'s cash flow alone is insufficient for it to distribute to us the money we need to meet the 95% distribution requirement or to avoid the 4% excise tax, it will need to issue additional equity or borrow money. We cannot guarantee that these sources of funds will be available to Host Marriott, L.P. on favorable terms or even at all. Any problems Host Marriott, L.P. has in borrowing money could be exacerbated by two factors. First, it will need to distribute most if not all of its earnings to us and so it will be unable to retain these earnings. Accordingly, it generally will need to refinance its maturing debt with additional debt or equity and rely on third-party sources to fund future capital needs. Second, the borrowing needs of Host Marriott, L.P. will be increased if we are required to pay taxes or liabilities attributable to prior years. If Host Marriott, L.P. is unable to raise the money necessary for us to meet the 95% distribution requirement, we will fail to qualify as a REIT. If it is able to raise the money, but only on unfavorable terms, then our financial performance may be hurt.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES

  If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. This additional tax would significantly reduce the cash we would have available to distribute to our stockholders and it could reduce the value of our common stock by a significant amount. Furthermore, if we fail to qualify as a REIT, we will go into default under some of our debt instruments. If we fail to qualify as a REIT, we may be disqualified from treatment as a REIT for the next four taxable years.

WE ARE REQUIRED TO DISTRIBUTE ALL OF OUR PRIOR EARNINGS AND PROFITS, BUT WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO DO SO

  In order to qualify as a REIT for 1999, we are required to distribute to our stockholders, prior to the end of 1999, all of our earnings and profits that we accumulated prior to 1999. We believe that we will meet this requirement. However, it is very hard to determine the exact level of our pre-1999 earnings and profits because the determination depends on an extremely large number of factors. The complexity of the determination is compounded by the fact that we started accumulating earnings and profits in 1929. Also, it is difficult to value our distributions which have not been cash, such as the recent distribution of Crestline common stock.
Therefore, we cannot guarantee that we will meet this requirement. If we do not meet this requirement, then we will not qualify as a REIT at least for 1999. Moreover, for purposes of their opinion that we qualify as a REIT, they relied on our statement that we will meet this requirement.

WE WILL QUALIFY AS A REIT ONLY IF THE RENT FROM THE LEASES MEETS A NUMBER OF TESTS, BUT WE CANNOT GUARANTEE THAT IT WILL

  A REIT's income must meet certain tests relating to its source. If the income meets the tests, it is called "good income." Almost all of our income will be rent from the hotel leases. This rent will be good income only if the leases are respected as true leases for federal income tax purposes. If the leases are treated as service contracts, joint ventures or some other type of arrangement, then this rent will not be good income and we will fail to qualify as a REIT.

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  In addition, the rent from any particular hotel lease will be good income only if we own less than 10% of the lessee of the hotel. For purposes of this test, we are treated as owning both any interests that we hold directly and the interests owned by a person who owns more than 10% of our stock. In determining who owns more than 10% of our stock, a person may be treated as owning the stock of another person who is either a relative or has common financial interests. We will not directly own more than 10% of any of the lessees. In addition, we intend to enforce the ownership limit in our charter, which restricts the amount of our capital stock that any person can own. If the ownership limit is effective, then no person will ever own more than 10% of our capital stock and we should never own more than 10% of the lessees. However, we cannot guarantee that the ownership limit will be effective. If the ownership limit is not effective, our ownership in the lessees may exceed the 10% limit. As a result, the rent from our leases would not be good income and we would fail to qualify as a REIT.

  Furthermore, rent from any particular hotel lease will be good income only if no portion of the rent is based on the income or profits of the lessee of the hotel. The rent, however, can be based on the gross revenues of the lessees, unless the arrangement does not conform to normal business practice or is being used as a device to base rent on the income or profits of the lessees. The rent from the current leases, other than the Harbor Beach Resort lease, is based on the gross revenues of the lessees. We believe that the leases conform to normal business practice and, other than the Harbor Beach Resort lease, are not being used as a device to base rent on the income or profits of the lessees. We cannot guarantee that the IRS will agree with our position. If rent from leases in addition to the Harbor Beach Resort lease is found to be based on the income or profits of the lessees, the rent would not be good income and we would fail to qualify as a REIT.

WE WILL QUALIFY AS A REIT ONLY IF THE PERSONAL PROPERTY ARRANGEMENTS ARE
RESPECTED

  Rent that is attributable to personal property is not good income under the REIT rules. Hotels contain significant personal property. Therefore, in order to protect our ability to qualify as a REIT, Host Marriott, L.P. is selling an estimated $75 million of personal property associated with some of our hotels to the non-controlled subsidiaries. The non-controlled subsidiaries lease the personal property associated with each hotel directly to the lessee that is leasing the hotel. Under each personal property lease, the non-controlled subsidiary receives rent payments directly from the applicable lessee. We believe the amount of the rent represents the fair rental value of the personal property. If for any reason these lease arrangements are not respected for federal income tax purposes, we likely would not qualify as a REIT.

WE WILL BE SUBJECT TO TAXES EVEN IF WE QUALIFY AS A REIT

  Even if we qualify as a REIT, we will be subject to some federal, state and local taxes on our income and property. For example, we will have to pay tax on income that we do not distribute. We also will be liable for any tax that the IRS successfully asserts against Host Marriott's predecessors for corporate income taxes for years prior to 1999. Furthermore, we will derive income from the non-controlled subsidiaries and they will be subject to regular corporate taxes.

  In addition, we and our subsidiaries contributed a large number of assets to Host Marriott, L.P. with a value that was substantially greater than our tax basis in the assets. We refer to these assets as assets with "built-in gain." We will be subject to tax on the built-in gain if Host Marriott, L.P. sells these assets prior to the end of 2008. We also have substantial deferred tax liabilities that we or a non-controlled subsidiary will recognize, without the receipt by us of any corresponding cash. Even if Host Marriott, L.P. does not sell the built-in gain assets prior to the end of 2008, there are a number of other transactions that likely would cause us to be subject to the tax on the built-in gain. For example, we are likely to recognize gain if Host Marriott, L.P. sells a hotel contributed to it after 2008, refinances a loan secured by a hotel contributed to it, spends money to improve a hotel contributed to it, or issues additional limited partnership units. Lastly, over time, Host Marriott, L.P. will allocate income and depreciation to its partners in such a way that it will eliminate the built-in gain in its assets. As a result of these various events, it is likely that over the next several years, we will recognize a large amount of the built-in gain associated with the assets that we contributed to Host Marriott, L.P. In connection with this gain, neither we nor Host Marriott, L.P. will receive any corresponding cash.

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IF THE OPERATING PARTNERSHIP IS TREATED AS A CORPORATION, WE WILL FAIL TO
QUALIFY AS A REIT

  A REIT cannot own more than 10% of the voting securities of a corporation. We own more than 10% of the voting securities of Host Marriott, L.P. Accordingly, if Host Marriott, L.P. is treated as a corporation, we will fail to qualify as a REIT.

  We also should point out that if Host Marriott, L.P. is treated as a corporation, it will be subject to corporate income tax. This would significantly reduce the amount of cash it would have available to distribute to us, which would in turn reduce the amount of cash we would have available to distribute to our stockholders.

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